UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 25, 2007
WINTRUST FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of Incorporation)	0-21923 (Commission File Number)	36-3873352 (I.R.S. Employer Identification No.)

727 North Bank Lane Lake Forest, Illinois (Address of principal executive offices)		60045 (Zip Code)
Registrant’s telephone number, including area code (847) 615-4096
Not Applicable
(Former name or former address, if changed since last year)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On July 25, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of Wintrust Financial Corporation (the “Company”) approved: (i) an increase of $60,000 in the annual base salary paid to Richard B. Murphy, the Company’s Executive Vice President and Chief Credit Officer, resulting in an annualized base salary to Mr. Murphy of $350,000 and (ii) the grant to Mr. Murphy of 25,000 shares of the Company’s restricted stock, with a value of $978,000 based upon the average of the high and low sales price of the Company’s common stock as reported on NASDAQ on July 25, 2007. The restricted stock grant to Mr. Murphy was made pursuant to, and with terms consistent with, the Company’s 2007 Stock Incentive Plan and vests ratably on each of the first five anniversaries of the original award. Also on July 25, 2007, the Committee approved a special cash award to Hollis W. Rademacher, one of the Company’s directors, of $70,000. The Committee approved the cash award to Mr. Rademacher and the salary increase and restricted stock grant to Mr. Murphy in recognition of their extraordinary efforts in maintaining credit quality in a difficult environment.
Item 8.01. Other Events.
     On July 26, 2007, the Company issued a press release announcing that its Board of Directors has declared a semi-annual cash dividend of $0.16 per share of its outstanding common stock. This cash dividend is payable on August 23, 2007 to shareholders of record as of August 9, 2007. The press release announcing the semi-annual dividend is attached hereto as Exhibit No. 99.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
Exhibit
99.1     Dividend Press Release dated July 26, 2007.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINTRUST FINANCIAL CORPORATION (Registrant)
By:	/s/ David A. Dykstra
David A. Dykstra
Senior Executive Vice President and Chief Operating Officer

Date: July 30, 2007

3